PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of January 27, 2009 by and between Nitro Petroleum Incorporated (“Nitro”) and Precision Petroleum Corporation (“Precision”).

RECITALS

WHEREAS, Nitro is a party to that certain Memorandum of Understanding dated January 26, 2009 (the “MOU”) with REDS, LLC (“REDS”), pursuant to which Nitro has obtained the right to obtain certain leases from REDS to explore for oil and natural gas in Montana; and

WHEREAS, because a substantial portion of the leases to be acquired from REDS pursuant to the MOU are located in Montana’s Powder River Basin, Nitro’s planned drilling operations under the MOU are referred to herein as the “Powder River Basin Project;” and

WHEREAS, unless otherwise defined herein, all initially capitalized terms contained in this Agreement shall have the same meaning given to those terms in the MOU, a copy of which is attached hereto as Exhibit A; and

WHEREAS, Precision desires to purchase and obtain from Nitro and Nitro desires to sell and transfer to Precision 37.5% of the working interest in Phase I of the Powder River Basin Project upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Purchase and Sale of the Working Interest. Nitro hereby agrees to sell, transfer and assign to Precision and Precision hereby agrees to purchase and accept from Nitro a 37.5% working interest (the “Working Interest”) in the leases that Nitro obtains from REDS in connection with Phase I of the Powder River Basin Project.

2.         Purchase Price. Nitro shall retain a 25% working interest in Phase I of the Powder Basin River Project that will be carried to the tanks by the holders of the other 75% of the working interests in Phase I of the Powder Basin River Project. As a result, in exchange for its 37.5% Working Interest, Precision shall pay 50% of all the expenses related to, or incurred in connection with, obtaining rights to drill (including costs of acquiring acreage, costs related to obtaining necessary permits and approvals, attorneys’ fees, and other related expenses), drilling, completing and equipping each well that is part of Phase I of the Powder River Basin Project. Following the completion and equipping of each well, holders of the 25% carried working interest shall pay their proportionate share of operational costs.

3.         Payment of Purchase Price. As Nitro incurs expenses in connection with Phase I of the Powder River Basin Project, Nitro will invoice Precision for its share of those expenses. Precision shall make payments to Nitro for those expenses within seven (7) days after Precision’s receipt of each invoice. These expenses include but are not limited to (i) 50% of the $75,000 signing bonus due to REDS under the MOU and (ii) 50% of the escrow payment of $250,000 to be escrowed for payment to REDS under the MOU.

4.         Assignment of Working Interest. Nitro shall furnish an assignment in recordable form to Precision, as to its 37.5% Working Interest in the leases covered by Phase I of the Powder River Basin Project, its equipment and all leasehold interests attributable thereto, within 10 days of Nitro has recorded such leases in its name in the applicable county courthouse. Any assignment or confirmation shall be made without warranty of title, either express or implied.

5.         Operator. Nitro shall be the operator on all wells drilled as part of the Powder River Basin Project. Nitro and Precision shall enter into a standard joint operating agreement with respect to their Working Interests for Phase I of the Powder River Basin Project (the “Operating Agreement”).

6.         Powers and Duties of Nitro. During operations of Phase I of the Powder River Basin Project:

(a)       Nitro shall have full control of Phase I of the Powder River Basin Project, including but not limited to, the depth of rework including washing, testing and method and manner of completion, use of its employees and equipment and employment of independent contractors.

(b)       Nitro shall provide insurance for the joint account of all parties hereto of the kinds and in the amounts as set forth in the Operating Agreement.

(c)       Nitro, if it so elects, shall be permitted to receive or designate the lease operator to receive all working interest oil and gas revenues for distribution to Precision in gross or, after deduction of respective amounts due it from Precision, in net.

(d)       It is further understood that the interest being purchased by Precision is a working interest as that term is normally understood in the oil and gas industry, and as such shall be subject to payment of its proportionate part of lease operating expenses as well as its share of royalty and overriding royalty burdens.

7.         Operations. In case of any inconsistencies between this Agreement and the Operating Agreement, this Agreement shall be deemed to control as between the parties to this Agreement.

8.	Phase II and Phase III of Powder River Basin Project.

(a)       If Nitro determines, in its sole discretion, to proceed with Phase II and Phase III of the Powder River Basin Project, Precision shall have the right, but not the obligation, to purchase up to a 37.5% working interest in Phase II and Phase III of the Powder River Basin

Project and the same terms and conditions set forth in this Agreement for Phase I shall apply to Phase II and Phase III.

(b)       Precision understands and acknowledges that its share of the expenses for Phase II and Phase III will differ from its expenses for Phase I of the Powder River Basin Project.

(c)       If Precision does not participate in Phase II of the Powder River Basin Project, then its right to participate in Phase III of the Powder River Basin Project shall be forfeited and terminate. If Precision participates in Phase II of the Powder River Basin Project for a working interest less than 37.5%, then Precision’s right to participate in Phase III of the Powder River Basin Project shall be limited to the percentage that Precision participated in Phase II.

(d)       If possible, the Operating Agreement shall be amended to include the leases covered by Phase II and Phase III of the Powder River Basin Project. Otherwise, Nitro and Precision shall enter into a standard joint operating agreement with respect to Phase II and/or Phase III of the Powder River Basin Project as necessary.

9.         Several Rights and Liability. The rights and obligations of the parties hereto shall be several, not joint or collective, it being the express intention of the parties hereto that their ownership in the wells drilled as part of Phase I of the Powder River Basin Project and any subsequent wells drilled, reworked and/or re-completed or re-entered in the leased areas covered by Phase I of the Powder River Basin Project shall be as tenants in common. Nothing herein shall be construed as creating a partnership of any kind, association or trust, or as imposing upon any one or more of the parties hereto any partnership obligation.

10.	Investment Representations.

(a)       Precision states and affirms that Precision has made previous speculative investments. Precision understands and affirms that this is a speculative venture and that no warranty has been made of the success of this venture or financial gain.

(b)       Precision understands that the working interest being acquired by it is being offered and sold under an exemption from registration provided by Section 4(2) of the Securities Act of 1933. Precision represents and warrants that it is acquiring the working interest for investment purposes only and not with a view to or for the re-sale, distribution, subdivision or fractionalization thereof.

(c)       Precision represents that it has received all information desired or required by it regarding the venture and its proposed operations and has had the opportunity to ask questions regarding its investment, the venture and the proposed operations.

(d)       Precision confirms that no representations have been made to Precision other than those contained this Agreement or as contained in any written documents furnished to it by Nitro and that Precision has not relied upon any representation or warranty not contained herein or therein in deciding to enter into this Agreement.

(e)       Precision confirms that, in making the decision to enter into this Agreement, the Precision has relied upon an independent investigation made by the Precision or its representatives.

(f)        The person executing this Agreement has the full power and authority to execute and deliver this Agreement on behalf of Precision, and that Precision has full power and authority to execute and deliver this Agreement.

(g)       Precision is familiar with the nature of, and risks attendant to, investments working interests in oil and gas leaseholds and has determined that the purchase of such working interest is consistent with Precision’s investment objectives. Precision understands that an investment in the working interest is illiquid and involves a high-degree of risk. Precision understands and acknowledges that all or part of the Powder River Basin Project may not be successful.

11.       Survival. This Agreement shall survive any closing with reference to uncompleted provisions and conditions.

12.	Miscellaneous.

(a)       Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by the other party hereto. The waiver of any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that right or any other right under this Agreement.

(b)       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(c)       Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.

(d)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

IN WITNESS WHEREOF, the undersigned have executed and become bound by this Agreement as of the date first set forth above.

NITRO PETROLEUM INCORPORATED

By:  /s/ Larry Wise

Larry Wise, President and CEO

PRECISION PETROLEUM CORPORATION

By:  /s/ Richard Porterfield

Richard Porterfield, Chief Executive Officer

EXHIBIT A

MEMORANDUM of UNDERSTANDING

This Agreement, dated the 26th day of January, 2009, by and between REDS, LLC, hereinafter referred to as “REDS”, and NITRO PETROLEUM, INC., hereinafter referred to as “NITRO”.

WITNESSETH:

WHEREAS, REDS has acquired individual Indian mineral leases located in and around CROW INDIAN reservation in the State of Montana, and,

WHEREAS, NITRO, publicly held Oil & Gas Company, is desirous of entering into an Agreement to explore the acreage owned by REDS for oil and gas:

NOW, THEREFORE, the parties hereto have agreed as follows:

1.

NITRO will have the right to obtain from REDS leases covering the first ten wells (Phase One) to be drilled on the lands described in Exhibit “A”, attached hereto and made a part hereof as if fully set forth at length, and NITRO will implement the procedures necessary to comply with the regulatory authorities responsible for the approval and permitting of wells on the said individual Indian lands. These first ten wells will explore for oil and gas, as is fully described in Exhibit “A”, it being expressly agreed to by the parties that NITRO will be entitle to its proportionate part of all hydrocarbons covered under the leases to be assigned.

2.

As consideration for the assignment to NITRO of said leases by REDS, NITRO will pay REDS a signing bonus of seventy-five thousand dollars ($75,000). It is agreed and understood that the release of the signing bonus is contingent upon REDS delivering to NITRO the TSR (Title Status Reports) reports for each owner for each 160 acre tract and assign the unencumbered leases for the160 acre tracts to NITRO signed by all owners and fractional owners of the mineral rights for the 10 individual 160 acre tracts.

3.

In addition, NITRO further agrees to escrow the sum of $250,000.00 (Two Hundred Fifty thousand dollars), immediately after the leases have been deemed unencumbered and accepted into record by the County of jurisdiction. NITRO has agreed to pay for the lien research and to take full responsibility to record the leases in the County courthouse. It is further understood that REDS will give meaningful consultation and willful assistance to assist NITRO in this process.

4.

This deposit will be paid to an Escrow Agent, to be appointed by REDS, however REDS as indicated that their escrow agent of choice will be SUN TRUST BANK located in Nashville, Tennessee. The sum shall be released on a pro-rata basis to REDS as each well lease and permit is approved by the Bureau of Indian Affairs and the permitting by the Bureau of Land Management, both being Federal Agencies having regulatory responsibilities in these matters.

5.

It is further agreed that the royalties to be paid shall be from gross 1/5th (20%) of all oil and gas produced, except for the coal royalties, which shall be the 1/8th royalty called for in the leases to be assigned.

6.

Upon successful completion of permitting and lease approvals and development of Phase One, NITRO shall have the right of first refusal of obtaining additional offset leases from the acres held by REDS, for Phase Two. Phase Two will consist of drilling an additional ten wells, and the same terms and conditions that governed Phase One will apply to Phase Two, except NITRO agrees to pay the sum of $300,000 for the right to drill 10 wells with each well consisting of 160 acre tracts each unless Phase One is deemed economically unfeasible as a result of the drilling of the 10 wells as noted above. If NITRO determines that the drilling program in Phase One will never reach payout in a fair and reasonable time period, then REDS agrees to allow NITRO the right to drill the 10 wells with each well consisting of 160 acre tracts in Phase Two for no additional fees. NITRO will submit to REDS a list of the desired leases upon which they wish to drill and upon assignment of said leases will implement the procedures necessary to accomplish same. Upon completion of Phase Two, NITRO shall have the option of acquiring from REDS additional leases to another ten wells, effectively Phase Three. Phase Three will be implemented on the same terms and conditions as Phase Two, except NITRO agrees to pay the sum of $400,000 for the right to drill 10 wells with each well consisting of 160 acre tracts unless Phase Two is deemed economically unfeasible as a result of the drilling of the 10 wells as noted above. It is understood that all three Phases shall consist of a minimum of ten wells in each phase, and NITRO shall have the option of drilling development wells on the leases acquired in Phases One, Two and Three.

7.

It is the intent of REDS, LLC and NITRO to enter into a mutually agreeable business relationship whereby NITRO will have a contractual relationship with REDS to drill at least 10 wells with each well consisting of 160 acre tract mineral leases owned by REDS or by members of REDS. It is guaranteed by NITRO that the paper process will begin immediately for approval and selection of the lease locations; however, the lease approvals by the BIA and the drilling permits by the BLM may take 60 days or more. If for some reason the leases are not approved by the regulatory authorities within 90 days of the date of this agreement, the escrow agent shall refund to NITRO the $250,000 and this Agreement shall be terminated, unless the parties hereto agree in writing to extend the period for approval.

8.

It is further agreed by the parties hereto that wherever possible, regardless of the well spacing required by the government regulations and tribal treaty, that REDS will assign a total of 160 mineral acres around the drill site of each well.

9.	NITRO agrees to comply with all regulatory requirements and to drill the wells contemplated herein as expeditiously as is reasonably possible.

10.

It is understood by the parties hereto that REDS may pursue the development of a portion of the acreage under a joint venture agreement, primarily for the exploitation of the coal and coal bed methane reserves. However, the joint venture agreement shall not encompass the 160 acre leased acreage to be assigned to NITRO under this Agreement nor shall REDS interfere with production on the lease acreage to be assigned to NITRO.

11.	This instrument incorporates all the negotiations of the parties previously agreed to, and no changes may be made to this agreement unless specifically agreed to by all the parties hereto in writing.

12.

Any controversy or claim relating to this Agreement shall be construed according to Federal Law, and any dispute shall be settled in the appropriate Federal Court. There shall be no presumption of interpretation for or against the party primarily responsible for preparation of this Agreement.

13.	This Agreement shall be binding upon the parties hereto, the Heirs, Executors and Personal Representatives, and their respective Successors and Assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth above.

REDS, LLC

By:	/s/ Grady Hunts The Arrow
GRADY HUNTS THE ARROW, CHAIRMAN
By:	/s/ Loren Old Bear
LOREN OLD BEAR, OFFICE MANAGER, SECRETARY

NITRO PETROLEUM, INC.

By:	/s/ Larry Wise
LARRY WISE, PRESIDENT & CEO